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Exhibit 10.5

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (the "Agreement") dated September 3, 1996 by and between First Priority Group, Inc., a New York corporation with an address at 270 Duffy Avenue, Hicksville, New York (the "Company"), and BARRY J. SPIEGEL, an individual residing at 1097 Longview, Fort Lauderdale, Florida 33326 ("Employee").

                               W I T N E S S E T H

     WHEREAS, the Company desires that Employee be employed by it and render services to it, and Employee is willing to be so employed and to render such services to the Company, all on the terms and subject to the conditions contained herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   Employment

     Subject to and upon the terms and conditions contained in this Agreement, the Company hereby employs Employee, for the period set forth in Paragraph 2 (subject to the terms and conditions of this Agreement), to render the services to the Company, its affiliates and/or subsidiaries described in Paragraph 3.

     2.   Term

     Employee's term of employment under this Agreement shall commence on September 1, 1996 (the "Commencement Date") and shall continue for a period of twenty-eight (28) months thereafter, terminating on December 31, 1998 (the "Expiration Date"), unless earlier terminated under the terms and conditions herein (the "Employment Term").


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     3.   Duties

          (a) Employee's responsibilities shall be to develop and manage the affinity group services division of the Company, FPG Affinity Services Division (the "Division"), with full responsibility for the financial performance of the Division, and to perform such other duties and services involving sales, marketing and program development as shall from time to time be designated by the Board of Directors or the Co-Chief Executive Officers ("CCEO") of the Company, or such other executives or employees of the Company as may be designated by the Board of Directors or the CCEO, as the case may be. Employee shall be based in Nassau or Suffolk counties during the Employment Term and shall have the title of President, FPG Affinity Services Division.


          (b) Employee agrees to abide by all By-Laws and policies of the Company promulgated from time to time by the Company.

     4.   Exclusive-Services and Best Efforts

     Employee shall devote his entire working time, attention, best efforts and ability exclusively to the service of the Company, its affiliates and subsidiaries during the term of this Agreement.

     5.   Compensation

          (a) Base Salary. Commencing on January 1, 1997, the Employee shall receive an annual salary, payable pursuant to the Company's normal payroll procedures in place from time to time, during the Employment Term, in the amount of One Hundred Thousand Dollars ($100,000), subject to all required federal, state and local payroll deductions.

          (b) Incentive Compensation. The Employee shall receive Incentive Compensation equal to twenty-five percent (25%) of the pre-tax net income of the Division payable monthly, until the Employee's Base Salary and Incentive Compensation equals Twenty Thousand and Eight Hundred Thirty-three Dollars and 33/100 Cents ($20,833.33) per month. Once the Employee's Base Salary and Incentive Compensation exceeds Twenty Thousand and Eight Hundred Thirty-three Dollars and 33/100 Cents ($20,833.33) per month, any excess Incentive Compensation shall be paid at the rate of ten percent (10%) of the pre-tax net income of the Division.

          (c) Stock Options. The Employee shall be granted an Incentive Stock Option (the "Stock Option") under the Company's stock option plan providing the Employee the right to purchase 500,000 shares of the Company's common stock at the fair market price of the Company's common stock on the Commencement Date. The Company will provide the Employee with a stock option contract for his signature which will set out the terms of the option (the "Stock Option Contract"). Such Stock Option shall be exercisable as follows:

               (i) Definitions for use exclusively in this Paragraph 5:

                    (A) "Division Profit". The pre-tax net profit of the Division at the end of each fiscal year ended during the Employment Term.

                    (B) "Base Profit". The highest Division Profit in the preceding completed fiscal years attained by the Division during the Employment Term. The Base Profit for the first fiscal year ended during Employment Term shall be Zero Dollars ($0).

                    (C) "Option Profit". The difference resulting in subtracting the Base Profit from the Division Profit from the most recently completed fiscal year.

                    (D) "Division Profit Level 1". One Million and Five Hundred Thousand Dollars ($1,500,000)

                    (E) "Division Profit Level 2".Three Million Dollars ($3,000,000).


               (ii) The Employee shall be permitted to exercise Stock Options, for the remaining term of the Stock Option Contract, with the right to purchase the Company's common stock in the amounts as


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calculated using the following formula:

                    (A) The Employee shall be able to exercise the Stock Options equal to 1,000 shares for every $10,000 of Option Profit, subject to the terms of the Stock Option Contract, should the Division Profit be less than the Division Profit Level 1.

                    (B) The Employee shall be able to exercise the Stock Options equal to 1,250 shares for every $10,000 of Option Profit, subject to the terms of the Stock Option Contract, should the Division Profit equal or exceed Division Profit Level 1, but not equal or exceed the Division Profit Level 2.

                    (C) The Employee shall be able to exercise the Stock Options equal to 1,500 shares for every $10,000 of Option Profit, subject to the terms of the Stock Option Contract, should the Division Profit equal or exceed Division Profit Level 2.

               (iii) Notwithstanding the above, the Employee shall be able to exercise his right to purchase up to 25,000 shares of the Company's common stock on the one year anniversary of the Commencement Date, as long as the Employee is employed by the Company under this Agreement on such anniversary date (the Initial Option"). Moreover, as long as the Employee is employed by the Company under this Agreement on December 31, 1997, the Employee may elect, on that date, to exchange the Initial Option for a sum of Twenty-five Thousand Dollars ($25,000). Additionally, upon the expiration date of this Agreement, and his continued employment through this date, the Company guarantees that pursuant to this paragraph the Employee shall be able to exercise the right to purchase no less than 25,000 shares of the Company's common stock, in addition to the Initial Option.

     6.   Business Expenses

     Employee shall be reimbursed for only those business expenses incurred by him (a) which are reasonable and necessary for Employee to perform his duties under this Agreement in accordance with policies established from time to time by the Company, and (b) for which Employee has submitted vouchers and/or receipts. The Employee shall be issued a Corporate American Express Card that he shall use solely for business expenses which are reasonable and necessary for the Employee to perform his duties under this Agreement in accordance with policies established from time to time by the Company

     7.   Employee Benefits

     During the Employment Term, Employee shall participate, to the extent he is eligible under the terms and conditions thereof, in any health, life or disability insurance or other employee benefit plans maintained by Employer (but nothing herein shall obligate the Company to establish or maintain any such benefit plan). Employee will not be covered under the Company's health insurance until the Employee has been employed by the Company for more than ninety (90) days.

     The Employee shall be reimbursed of to $500 per month for a car allowance upon the Employee submitting supporting documentation.

     The Employee shall be reimbursed for his moving expenses from Florida in the amount not to exceed $5,000. The Employee must submit supporting documentation with his request for reimbursement.


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     8.   Vacation and Sick Leave

     Employee shall be entitled to three (3) weeks of vacation per annum during the Employment Term, to be taken at such times as may be mutually agreed upon by the Company and Employee. The Employee shall be entitled to one (1) week of sick leave per annum during the Employment Term.

     9.   Death and Disability

          (a) The Employment Term shall terminate on the date of Employee's death, in which event Employee's salary payable pursuant to Paragraph 5 through the date of Employee's death shall be paid to his estate. Employee's estate will not be entitled to any other compensation upon termination of this Agreement pursuant to this Paragraph 9(a).

          (b) If during the Employment Term, Employee, because of physical or mental illness or incapacity, shall become substantially unable to perform the duties and services required of him under this Agreement for a period of forty-five (45) consecutive days or ninety (90) days in the aggregate, the Company may, upon at least ten (10) days' prior written notice given at any time after the expiration of such 45 or 90-day period, as the case may be, to Employee of its intention to do so, terminate this Agreement as of such date as may be set forth in the notice. In case of such termination, Employee shall be entitled to receive his salary payable pursuant to Paragraph 5 through the date of termination. Employee will not be entitled to any other compensation upon termination of this Agreement pursuant to this Paragraph 9(b).

     10.  Termination

          (a) The Company may terminate the employment of Employee For Cause (as hereinafter defined). Upon such termination, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee the unpaid prorated salary pursuant to Paragraph 5 earned or accrued up through the day on which Employee is terminated.


          (b) As used herein, the term "For Cause" shall mean:

               (i) any breach of this Agreement by Employee that, in the case of a breach that may be cured or remedied, is not cured or remedied to the reasonable satisfaction of the Company within 30 days after notice is given by the Company to Employee, setting forth in reasonable detail the nature of such breach;

               (ii) Employee's failure to perform his duties and services hereunder to the satisfaction of the Board of Directors or CCEO of the Company that, in the case of any such failure that may be cured or remedied, is not cured or remedied to the reasonable satisfaction of the Company within 30 days after notice is given by the Company to Employee, setting forth in reasonable detail the nature of such failure;

               (iii) any act, or failure to act, by Employee in bad faith and to the detriment of the Company; or

               (iv) commission by Employee of an act involving moral turpitude, dishonesty, unethical business conduct, or any other conduct which significantly impairs the reputation of the Company, its subsidiaries or affiliates.

               (v) the conviction of the Employee of a felony, including the plea of nolo contendere

          (c) Following a Change in Control of the Company, should the Employee be terminated under this Agreement, or should the Employee terminate this Agreement due to the Employee's refusal to move his office to a location outside of a fifty mile radius of the Employee's office location at the time that the Change in Control occurred, then the Employee shall receive a severance payment of One Hundred Thousand Dollars ($100,000), or the Total Compensation that would have been payable to the Employee for on the remaining term of this Agreement, which ever is more. Change in Control shall be defined as one person or entity acquiring a majority of the voting common stock of the Company, or another corporation merging into the Company, or the Company merging into another corporation.


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          Should this Agreement be terminated pursuant to Paragraph 10(c) and such termination date does not coincide with the end of the Company's ownership fiscal year, then for operation of Paragraph 5(c) the Division Profit for the fiscal year in which termination shall have occurred shall be calculated using the following formula:

          The Division Profit shall be equal to the quotient found by dividing the total year-to-date pre-tax net profit of the Division through the most current fully completed month, just prior to the date of termination, by the number of fully completed months in the current fiscal year, just prior to the date of termination, multiplied by twelve (12).


          The Employee shall then be eligible for the exercise of additional stock options as set forth in Paragraph 5(c)(ii) using the Division Profit as calculated above.

          (d) The Company may terminate this Agreement, upon thirty (30) days written notice should the Division not attain, for three (3) consecutive months, at least fifty percent (50%) of the pre-tax net income projections as set forth in the "Affinity Services Division Forecast & Projections Summary" attached to this Agreement as Exhibit 1 (the "Forecast") and has not attained at least fifty percent (50%) of the pre-tax net income projections as set forth in the Forecast for the aggregate period commencing in September, 1996 through the date of such termination notice. The Company and the Employee acknowledge that the Employee may not be terminated, pursuant to this Subparagraph 10(d), prior to the expiration of the sixteen (16) month period following the Commencement Date.

     11.  Disclosure of Information and Restrictive Covenant

          (a) Employee acknowledges that, by his employment, he has been and will be in a confidential relationship with the Company and will have access to confidential information and trade secrets of the Company, its subsidiaries and affiliates, including, but not limited to, confidential information or trade secrets belonging or relating to the Company, its subsidiaries, affiliates, customers and/or clients or proprietary processes or procedures of the Company, its subsidiaries, affiliates, customers and/or clients. Proprietary processes and procedures shall include, but shall not be limited to, all information which is known only to employees of the Company, its respective subsidiaries and affiliates or others in a confidential relationship with the Company or its respective subsidiaries and affiliates which relates to business matters. Confidential information and trade secrets include, but are not limited to, customer and client lists, price lists, marketing and sales strategies and procedures, operational and equipment techniques, business plans and systems, quality control procedures and systems, special projects and technological research, including projects, research and reports for any entity or client or any project, research, report or the like concerning sales or manufacturing or new technology, employee compensation plans and any other information relating thereto, and any other records, files, drawings, inventions, discoveries, applications or processes which are not in the public domain (all the foregoing shall be referred to herein as the "Confidential Information"). Employee agrees that in consideration of the execution of this Agreement by the Company, he will not use, or disclose to any third party, any of the Confidential Information, other than as required to perform his services hereunder or as directed or authorized by the Company's Board of Directors or President.

          (b)

               (i) Employee will not, at any time prior to the Expiration Date, or if the Employee's employment shall terminate prior to the Expiration Date, then for a period of one (1) year after the Employee ceases to be employed by the Company, engage in or participate in any business activity, including, but not limited to, acting as a director, officer, employee, agent, independent contractor, partner, consultant, licensor or licensee, franchiser or franchisee, proprietor, syndicate member, or shareholder that operates a program similar to the program of the Division, conducted by the Division during the term of this

Agreement.

               (ii) Any time during his employment by the Company or after the Employee ceases to be employed by the Company, divulge to any persons, firms or corporations, other than the Company (hereinafter referred to collectively as "third parties"), or use or allow or cause or authorize any third parties


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to use, any such Confidential Information; and

               (iii) At any time during his employment by the Company and for a period of one (1) year after the Employee ceases to be employed by the Company, solicit or cause or authorize directly or indirectly to be solicited, for or on behalf of the Employee or third parties, any business from persons, firms, corporations or other entities who were at any time within one (1) year prior to the cessation of his employment hereunder, customers of the Company; and

               (iv) At any time during his employment by the Company and for a period of one (1) year after the Employee ceases to be employed by the Company, accept or cause or authorize directly or indirectly to be accepted, for or on behalf of the Employee or third parties, any business from any such customers of this Company; and

               (v) At any time during his employment by the Company and for a period of one (1) year after the Employee ceases to be employed by the Company, solicit or cause or authorize directly or indirectly to be solicited for employment, for or on behalf of the Employee or third parties, any persons who were at any time within one year prior to the cessation of his employment hereunder, employees of the Company; and

               (vi) At any time during his employment by the Company and for a period of one year after the Employee ceases to be employed by the Company, employ or cause or authorize directly or indirectly to be employed, for or on behalf of the Employee or third parties, any such employees of the Company; and

               (vii) At any time during his employment by the Company and for a period of one (1) year after the Employee ceases to be employed by the Company, compete with the Company in any fashion or work for, advise, be a consultant to or an officer, director, agent or employee of or otherwise associate with any person, firm, corporation or other entity which is engaged in or plans to engage in a business or activity which competes with any business or activity engaged in by the Company, or which is under development or in a planning stage by the Company.

               (viii) Notwithstanding the above, should this Agreement expire on the Expiration Date and the Employee's employment shall have terminated on that Expiration Date, or should the Employee be terminated by the Company for reasons other than For Cause, then the restrictions upon the Employee's activities as set forth in Subparagraphs 11(b)(i), 11(b)(iii), 11(b)(iv) and 11(b)(vii) shall not be operative for the one (1) year period following the Employee's cessation of employment by the Company, so long as the Employee and/or any organization with which he becomes associated does not engage in any business or activity which competes or interferes with any business or activity engaged in by the Company, or which is under development or is in a planning stage by the Company.

          (c) Employee will not induce or persuade other employees of the Company to join him in any activity prohibited by Paragraph 11 or 12.

          (d) This Paragraph 11 and Paragraph 12, 13 and 14 shall survive the expiration or termination of the Employment Term for any reason.

          (e) It is expressly agreed by Employee that the nature and scope of each of the provisions set forth in Paragraphs 11 and 12 are reasonable and necessary. If, for any reason, any aspect of these provisions as they apply to Employee is determined by a court of competent jurisdiction to be unreasonable or unenforceable, the provisions shall only be modified to the minimum extent required to make the provisions reasonable and/or enforceable, as the case may be. Employee acknowledges and agrees that his services are of a unique character and expressly grants to the Company or any subsidiary, successor or assignee of the Company, the right to enforce the provisions above through the use of all remedies available at law or in equity, including, but not limited to, injunctive relief.

     12.  Company Property

          (a) Any patents, inventions, discoveries, applications, processes or designs, devised, planned, applied, created, discovered or invented by Employee in the course of Employee's employment under this Agreement and which pertain to any aspect of the Company's or its respective subsidiaries' or affiliates'


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businesses shall be the sole and absolute property of the Company, and Employee shall make prompt report thereof to the Company and promptly execute any and all documents reasonably requested to assure the Company the full and complete ownership thereof.

          (b) All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company's business which Employee shall prepare or receive from the Company shall remain the Company's sole and exclusive property. Upon termination of the Employment Term, or, if earlier, upon demand by the Company, Employee shall promptly return to the Company all property of the Company in his possession. Employee further represents that he will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. Employee covenants that, upon termination of his employment with the Company, he will not retain in his possession any such software, documents or other materials.

     13.  Remedy


     It is mutually understood and agreed that Employee's services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in the event of any breach of this Agreement by Employee, including, but not limited to, the breach of the nondisclosure, non- solicitation and non-compete clauses under Paragraphs 11 and 12 hereof, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to damages the Company may be entitled to recover. Nothing herein shall be deemed to restrict any remedy available to Employee for breach of the Agreement by the Company.

     14.  Representations and Warranties of Employee and the Company

          (a) In order to induce the Company to enter into this Agreement, Employee hereby represents and warrants to the Company as follows: (i) Employee has the legal capacity and unrestricted right to execute and deliver this Agreement once to perform all of his obligations hereunder: (ii) the execution and delivery of this Agreement by Employee and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Employee is a party or by which he is or may be bound or subject; and
(iii) Employee is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services.

          (b) The Company hereby represents and warrants to Employee, as follows: (i) the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action of the Company; and (ii) this Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally.

     15.  Notices

     All notices given hereunder shall be in writing and shall be deemed effectively given when mailed, if sent by registered or certified mail, return receipt requested, addressed to Employee at his address set forth on the first page of this Agreement, and to the Company at its address set forth on the first page of this Agreement, Attention: Barry Siegel, Co-Chairman of the Board, with a copy to Muenz & Meritz, P.C., Three Hughes Place, Dix Hills, New York 11746,
Attention: Lawrence A. Muenz, or at such address as such party shall have designated by a notice given in accordance with this Paragraph 15, or when actually received by the party for whom intended, if sent by any other means.


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     16.  Entire Agreement


     This Agreement constitutes the entire understanding of the parties with respect to its subject matter and no change, alteration or modification hereof may be made except in writing signed by the parties hereto. Any prior or other agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

     17.  Severability

     If any provision of this Agreement shall be unenforceable under any applicable law, then notwithstanding such unenforceability, the remainder of this Agreement shall continue in full force and effect.

     18.  Waivers, Modifications, Etc.

     No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     19.  Assignment

     Neither this Agreement. nor any of Employee's rights, powers, duties or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and legal representatives and the Company and its successors and assigns. Successors of the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed "the Company" for the purpose hereof.

     20.  Applicable Law

     This Agreement shall be deemed to have been made, drafted, negotiated and the transactions contemplated hereby consummated and fully performed in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules thereof. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, contrary to which the parties hereto have no legal right to contract, the latter shall prevail, but in such event any provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

     21.  Jurisdiction and Venue

     It is hereby irrevocably agreed that all actions, suits or proceedings between the Company and Employee arising out of, in connection with or relating to this Agreement shall be exclusively heard and determined in, and the parties do hereby irrevocably submit to the exclusive jurisdiction of, the Supreme Court of the State of New York for Nassau or Suffolk County or the United States District Court for the Eastern District of New York. The parties also agree that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereby unconditionally waive any objection which either of them may now or hereafter have to the venue of any such action, suit or proceeding brought in any of the aforesaid courts, and waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     22.  Full Understanding


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     Employee represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent, if any, that he desired, he availed himself of this right, that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute this Agreement. that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document which is that it constitutes an agreement of employment.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FIRST PRIORITY GROUP, INC.


By: /s/ Barry Siegel                   Dated:
    -------------------------                ------------------------------



Title:  Co-Chairman of the Board


Barry J. Spiegel



By: /s/ Barry J. Spiegel               Dated:
    -------------------------                ------------------------------


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